Exhibit (h)(xv)(B)

Certain information has been excluded from this exhibit because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Schedule A-3 FEES

for

the Fort Pitt Funds

This Schedule A-3 is part of the Consulting Agreement (the “Agreement”), dated May 5, 2023, entered into by and between Northern Lights Compliance Services, LLC (“NLCS”) and North Square Investments Trust (the “Trust”), and pertains solely to the Funds of the Trust advised by Fort Pitt Capital Group, LLC and listed herein (the “Fort Pitt Funds”) (sometimes referred to herein as a “Fund” and collectively, as the “Funds”). Capitalized terms used herein that are not otherwise defined shall have the same meanings ascribed to them in the Agreement.

The Fort Pitt Funds:

Fort Pitt Capital Total Return Fund

1.	Standard Service Fees:

[REDACTED]

2.	Additional Service Fees:

[REDACTED]

[3]	[REDACTED]

Schedule A-3 | Page 1

Certain information has been excluded from this exhibit because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

The following Funds shall be subject to the Complex Fund fee:

[REDACTED]

●	Extraordinary Services. [REDACTED]

3.	Liquidity Program Administration Fees:

Ongoing Fees:

[REDACTED]

4.	Anti-Money Laundering Fees:

[REDACTED]

5.	Reimbursable Expenses:

[REDACTED]

6.	Payment Terms:

[REDACTED]

Schedule A-3 | Page 2

Certain information has been excluded from this exhibit because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, the parties hereto have executed this Schedule A-3 to the Consulting Agreement effective July 1, 2024.

NORTH SQUARE INVESTMENTS TRUST		NORTHERN LIGHTS COMPLIANCE SERVICES, LLC

By:	/s/ Ian Martin	By:	/s/ Martin R. Dean
Name:	Ian Martin		Martin R. Dean
Title:	President		President

Schedule A-3 | Page 3